EXHIBIT 99.2

NEWS
For Immediate Release                          From MasTec, Inc.
October 6, 1997                                3155 N.W. 77th Avenue, Suite 135
                                               Miami, Florida 33122-1205
                                               Tel :      (305) 599-1800
                                               Fax :      (305) 406-1908
                                               For more information contact:
                                               Edwin D. Johnson,
                                               Chief Financial Officer
                                               ejohnson@mastec.com


                MASTEC ANNOUNCES PARTIAL SALE OF CONECEL HOLDINGS

MIAMI, FL - MasTec, Inc. (NYSE: MTZ) announced today that Devono Company Limited, a British Virgin Islands holding company, has agreed to buy the Company's indirect equity interest in Consorcio Ecuatoriano de Telecomunicaciones S.A. (Conecel), an Ecuadorian cellular telephone company, for $65 million. The agreement calls for the payment of $20 million in cash and $45 million worth of non-voting common stock of Conecel. As the controlling stockholder of Conecel, Devono has agreed to grant MasTec registration rights on the Conecel shares.

MasTec recently announced the sale of a 5.5% interest in Supercanal Holding, S.A., an Argentine cable television operator. The initial Supercanal and Conecel investments were both made in 1995 and have a current cost basis of $16.6 million and $29.0 million, respectively. The two transactions place a combined value on these investments of approximately $169.7 million. The combined cash proceeds of $40 million will be applied against the company's revolving credit facilities.

Opening the Lines of Communication(R) worldwide, MasTec is one of the world's leading telecommunications and related infrastructure service providers, serving clients throughout the United States, Latin America and Spain.

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